                                                                      EXHIBIT 2

================================================================================





                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                        HALIFAX HOSPITAL MEDICAL CENTER
                                      AND
                        ATLANTIC TREATMENT CENTER, INC.


================================================================================

                             As of January 14, 1994

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
                                                          ARTICLE 1.

                                                  SALE AND TRANSFER OF ASSETS

1.1     Sale and Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.2     Assets Excluded  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.3     Liabilities Assumed by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
1.4     Liabilities Excluded . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
1.5     Consideration for Sale and Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
1.6     Further Acts and Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
1.7     Instruments of Conveyance and Assumption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.8     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.9     Prorations on and After Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
1.10    Post-Closing Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
1.11    Licensure of Hospital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

                                                          ARTICLE 2.

                                           REPRESENTATIONS AND WARRANTIES OF SELLER

2.1     Organization; Corporate Power and Qualification of Seller. . . . . . . . . . . . . . . . . . . . . . .   11
2.2     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
2.3     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
2.4     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
2.5     Court Orders, Decrees and Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.8     Authority; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
2.9     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
2.10    No Finders or Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
2.11    Permits and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
2.12    Cost Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                                          ARTICLE 3.

                                            REPRESENTATIONS AND WARRANTIES OF BUYER

3.1     Organization; Corporate Power and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.2     Authority; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.3     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.4     No Finders or Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

3.5     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.6     Access to Information; Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

                                                          ARTICLE 4.

                                                      COVENANTS OF BUYER

4.1     Best Efforts to Secure Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
4.2     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
4.3     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
4.4     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
4.5     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
4.6     Preservation and Access to Records After the Closing . . . . . . . . . . . . . . . . . . . . . . . . .   18
4.7     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                                                          ARTICLE 5.

                                                      COVENANTS OF SELLER

5.1     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
5.2     Best Efforts to Secure Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
5.3     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
5.4     Operation of Seller's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
5.5     Access to Incident Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
5.6     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
5.7     Prior Year Financial Reports and Cost Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
5.8     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                                                          ARTICLE 6.

                                       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

6.1     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
6.2     Opinion of Buyer's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
6.3     Regulatory Approvals and Other Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
6.4     No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
6.5     Delivery of Certified Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
6.6     Proceedings and Documents Satisfactory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

                                                          ARTICLE 7.

                                       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

7.1     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
7.2     Regulatory Approvals and Other Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
7.3     No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
7.4     Opinion of Seller's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
7.5     Proceedings and Documents Satisfactory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
7.6     Delivery of Certified Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

7.7     Title to Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                                                          ARTICLE 8.

                                                          TERMINATION

8.1     Optional Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
8.2     Mandatory Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
8.3     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                                                          ARTICLE 9.

                                                         MISCELLANEOUS

9.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
9.3     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
9.4     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
9.5     Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
9.6     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
9.7     Disclaimer of Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
9.8     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
9.9     Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
9.10    Binding on Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
9.11    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
9.12    Definition of "Best Efforts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
9.13    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
9.14    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
9.15    Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
9.16    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

                               LIST OF SCHEDULES

Number                     Description
  1                      Real Property
  2                      Assumed Contracts
  3                      Prepaid expenses
  4                      Accrued Vacation Time
  5                      Permitted Liens
  6                      Leased real property
  7                      List of consents and approvals (Seller)
  8                      Defaults
  9                      Litigation
 10                      Taxes
 11                      Finders or brokers
 12                      Exceptions to participation in reimbursement Programs
 13                      List of consents and approvals (Buyer)
 14                      Employees

                            ASSET PURCHASE AGREEMENT


                 ASSET PURCHASE AGREEMENT ("Agreement"), dated as of January 14, 1994, between HALIFAX HOSPITAL MEDICAL CENTER, a special taxing district of the State of Florida, d/b/a HALIFAX MEDICAL CENTER ("Buyer"), and ATLANTIC TREATMENT CENTER, INC., a Florida corporation ("Seller").


                              W I T N E S S E T H:
                              - - - - - - - - - -

                 WHEREAS, Seller owns certain assets which are employed in the operation of Seller's Atlantic Shores Hospital located at 841 Jimmy Ann Drive, Daytona Beach, Florida 32117 (the "Hospital"); and

                 WHEREAS, Buyer wishes to purchase from Seller certain assets at the Hospital.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


                                   ARTICLE 1.

                          SALE AND TRANSFER OF ASSETS

                 1.1 Sale and Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, to the extent legally transferable, all of Seller's right, title and interest in and to the following assets (the "Assets"):

                 (a) The real property described on Schedule 1 hereto, including, without limitation, all structures, buildings, fixtures and improvements located on said real property and together with all easements, privileges, rights of way and appurtenances pertaining to or accruing to the benefit of such real property (the "Real Property");

                 (b) All furniture and equipment (except for all management information systems and related equipment, including all peripheral and other devices of the Meditech System and the Megas equipment (collectively, "Meditech Equipment")) owned by Seller and (i) located at the Hospital or (ii) used in the operation of the Hospital;

                 (c) All contracts, leases, manufacturer's warranties (in respect of the furniture, equipment and inventory included in the Assets), commitments, purchase orders, agreements and other instruments to which Seller is a party and which are listed on Schedule 2 hereto (the "Assumed Contracts");

                 (d) All certificates of need, licenses and permits, to the extent such certificates of need, licenses and permits are used in the business or operations of the Hospital or are used by Seller in connection therewith and to the extent such certificates of need, licenses and permits are legally transferable;

                 (e) Except as set forth in Section 1.2, all documents, records, operating manuals and files, including, without limitation, all patient records, medical records, equipment records and medical and administrative libraries, of Seller that pertain to the Hospital;

                 (f) All prepaid expenses of Seller listed on Schedule 3 hereto and, subject to Section 1.10 hereof, all prepaid expenses of Seller existing on the Closing Date (as hereinafter defined); and

                 (g) All inventory and supplies owned by Seller and (i) located at the Hospital on the Closing Date or (ii) which have been ordered by Seller pursuant to open purchase orders or other agreements or commitments.


                 1.2 Assets Excluded. The following assets of Seller (the "Excluded Assets") are specifically excluded from the Assets:

                 (a) All assets not used in the operation of or in connection with the Hospital;

                 (b) All cash (including all cash held in trust), certificates of deposit, money market instruments, securities, repurchase agreements, deposits and other cash-equivalents;

                 (c) Agency Receivables (as defined below), regardless of whether the cost and other reports related thereto are filed on, prior to or after the Closing Date;

                 (d) Patient and other accounts and notes receivable (collectively, the "Patient Accounts");

                 (e)      All income tax, property tax and other tax refunds;

                 (f)      All amounts due to Seller from affiliates of Seller;

                 (g) All trademarks, trademark registrations and trademark applications, trade names, copyrights, patents and patent applications, processes, formulae, trade secrets, inventions, proprietary manuals and other proprietary information and royalties, including all rights to sue for past infringement;

                 (h) Minute books, stock record books, tax returns, general ledgers and related corporate and financial documents and records, incident reports and all other books, records, documents and other writings not specifically included in Section 1.1(e) hereof;

                 (i) All Assets sold, disposed of or otherwise consumed after the date hereof in the ordinary course of business;

                 (j) Prepaid insurance and workers' compensation and any other insurance refunds (collectively, the "Prepaid Insurance");

                 (k) All rights and entitlements under all contracts, leases, agreements and other instruments to which Seller is a party which are not Assumed Contracts, all rights and entitlements arising prior to the Closing Date under all Assumed Contracts, and all other assets which are not specifically included in the Assets, including without limitation amounts designated as Excluded Assets pursuant to Sections 1.9(b) and (c) hereof; and

                 (l)      All Meditech Equipment.

                 Without limiting the foregoing, Seller shall be entitled to, and shall be responsible for, any and all amounts due to Seller as reimbursement or other payments from the United States government, the State of Florida or any fiscal intermediary (collectively, the "Agency Receivables"), including without limitation in connection with cost reports filed with the United States government under the Medicare program, the State of Florida under any State programs or with any fiscal intermediary, in relation to operations of the Hospital prior to or on the Closing Date. Seller shall be responsible for filing the Medicare provider, State provider and fiscal intermediary cost reports for the Hospital for cost reporting periods ending before or on the Closing Date (the "Seller Cost Reports"), including any terminating cost reports due as a result of the transactions contemplated hereby, and Seller shall accept full responsibility and entitlement under such Seller Cost Reports, including without limitation, responsibility for and entitlement to the Agency Receivables, recapture, if any, and audit and other liability for overpayment or recoupment in connection with such Seller Cost Reports. Seller shall be responsible for Medicare and any State provider appeals relating to the Hospital for all periods ended on or before the Closing Date, both individual as well as group appeals, as those terms are defined in Part I,
Section 2920 of the Provider Reimbursement Manual published by the Health Care Financing Administration. Seller shall be entitled to receive all amounts due from the Medicare and any State programs in respect of all such appeals. Buyer agrees that it shall not file or cause to be filed any amended cost reports in Seller's name or otherwise with respect to the Hospital for any period ending on or prior to the Closing Date; it being understood and agreed that Seller shall have the sole discretion as to the filing of such amended cost reports. Buyer shall forward to Seller any and all correspondence relating to any and all of the Seller

Cost Reports, the Agency Receivables, the Patient Accounts and the other Excluded Assets promptly following receipt thereof by Buyer. Buyer agrees to remit to Seller any checks or other receipts included in or relating to the Agency Receivables, the Patient Accounts, the Prepaid Insurance and any other item which is an Excluded Asset immediately upon receipt by Buyer.

                 1.3 Liabilities Assumed by Buyer. On and as of the Closing, in addition to its other agreements set forth herein, Buyer shall assume and, subject to the right of Buyer to contest any such obligation in good faith and by appropriate proceedings, Buyer shall fully and timely pay, perform and discharge any and all debts, liabilities and obligations of and claims against Seller (i) under the Assumed Contracts, (ii) for accrued employee vacation leave benefits set forth on Schedule 4 hereto ("Accrued Vacation Time"), (iii) relating to all employee liabilities and obligations existing on or arising after the Closing Date, including without limitation all liabilities and obligations relating to medical conditions or treatments of the Employees (as defined in Section 4.3) existing on or arising after the Closing Date, including liabilities relating to workers compensation, health insurance and other medical related liabilities (notwithstanding that, in any such case, the date of injury, initial medical treatment or other occurrence may have occurred or existed prior to the Closing), (iv) under all open purchase orders and other agreements for the provision of inventory, supplies, materials and other services on order as of the Closing Date for delivery and use in the ordinary course of business at the Hospital after the Closing Date and (v) all payments due to the State of Florida into the Public Medical Assistance Trust Fund ("PMATF") as set forth in Section 395.701, Florida Statutes, and payments due into the Health Care Cost Containment Trust Fund ("HCCCTF") as set forth in
Section 408.20, Florida Statutes, in each case which payments become due and payable after the Closing Date (collectively, the "Assumed Liabilities"). The payments referred to in Section 1.3(v) shall be deemed to be obligations of Buyer and not of Seller as of the Closing Date.

                 1.4 Liabilities Excluded. The term "Assumed Liabilities" shall not include any debts, obligations and liabilities of Seller which are not expressly described in Section 1.3 hereof (the "Excluded Liabilities"), including any debts, liabilities and obligations of Seller arising out of workers compensation, health insurance and other liabilities relating to medical treatment of employees for the period prior to and ending on the Closing Date. Subject to Buyer's obligations pursuant to Sections 1.9, 1.10, 1.11, 4.3, 9.1 and 9.8, Buyer shall assume only the Assumed Liabilities expressly described in Section
1.3 hereof and no others; and any and all other debts, liabilities and obligations of Seller (by contract or otherwise, fixed or contingent) are Excluded Liabilities, which are specifically excluded and excepted from the Assumed Liabilities and are to be retained by Seller in full.

                 1.5 Consideration for Sale and Transfer. (a) At the Closing, subject to the terms and conditions of this Agreement, Buyer shall pay to Seller in cash the aggregate consideration set forth in this Section 1.5 (the "Purchase Price") by wire transfer of immediately available funds to an account designated by Seller. The Purchase Price to be paid to Seller at Closing shall equal (i) four million eight- hundred thousand dollars ($4,800,000) (the "Base Purchase Price"), as increased, if at all, pursuant to
Section 1.5(b) below, plus (ii) the book value of all prepaid expenses as set forth on Schedule 3 hereto, less (iii) the aggregate amount of the Accrued Vacation Time set forth on Schedule 4 hereto; provided, however, notwithstanding anything herein to the contrary, including Section 1.10, the Buyer and Seller agree that Seller may at its sole option pay to one or more Employees their respective Accrued Vacation Time as of the Closing Date, and in each such case, the Buyer will not assume such amounts paid and, accordingly, will not receive a credit against the Purchase Price in respect thereof (it being understood and agreed that any such amounts paid by Seller shall be taken into account in the post-closing adjustment under Section 1.10).

                 (b) In the event that the Closing does not occur prior to April 1, 1994 (unless due solely to the fault of Seller), the aggregate Base Purchase Price shall automatically be increased by two hundred thousand dollars ($200,000) to equal a total of five million dollars ($5,000,000).

                 1.6 Further Acts and Assurances. Seller shall, at any time and from time to time at and after the Closing, upon request of Buyer, take any and all reasonable steps necessary to place Buyer in possession of the Assets and will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for transferring to Buyer, or for reducing to Buyer's possession, the Assets. Buyer shall, at any time and from time to time at and after the Closing, upon the request of Seller, take any and all reasonable steps necessary to evidence the assumption of the Assumed Liabilities by Buyer, and will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further documents, acts and assurances as may be reasonably required for the assumption of the Assumed Liabilities by Buyer.

                 1.7 Instruments of Conveyance and Assumption. At the Closing, (a) Seller shall convey the Assets to Buyer by delivering to Buyer warranty deeds (with covenants against grantor's acts only), assignments and bills of sale in form and substance reasonably acceptable to Buyer pursuant to which Seller shall sell, assign, transfer and deliver to Buyer, as provided in
Section 1.1 hereof, all its right, title and interest in and to the Assets, free and clear of all liens, pledges, minority interests and other encumbrances, except for (i) liens for taxes, assessments, governmental charges and other taxes or levies not yet due and payable, (ii) zoning ordinances, matters of record, permits and other restrictions or limitations which do not materially interfere with the present use of any such property by Seller and
(iii) the matters disclosed on Schedule 5 hereto (collectively, the "Permitted Liens") and such other instruments or documents as may be reasonably necessary to effectuate the transfer contemplated herein and (b) Seller shall assign and Buyer shall assume the Assumed Liabilities by delivering to Seller an assignment and assumption agreement in form and substance reasonably acceptable to Seller.

                 1.8 Closing. The sale, purchase and other activities provided for herein (the "Closing") shall occur at 10:00 a.m. on February 10, 1994, unless the closing conditions set forth in Articles 6 and 7 hereof shall not have been satisfied (or waived) on or prior to such date, at the offices of Haythe & Curley, 237 Park Avenue, New York, New York, or at such other reasonable time or place as may be mutually agreeable. The date of Closing is referred to in this Agreement as the "Closing Date."

                 1.9 Prorations on and After Closing Date. (a) All county and local ad valorem and property taxes and similar impositions levied or imposed upon or assessed against the Assets, hereinafter called the "Property Taxes," for the fiscal year or period in which the Closing Date occurs shall be prorated as of the Closing Date. In the event the Property Taxes for such year are not determinable as of the Closing Date, said Property Taxes shall be prorated and paid on the Closing Date on the basis of the best available information. In the event any of the Property Taxes are due and payable at the Closing, the same shall be paid at such time in accordance with the proration as hereinabove provided. Buyer shall be responsible for the payment of the Property Taxes within the time fixed for payment thereof and before the same shall become delinquent.

                 (b) As of the close of business on the Closing Date, Seller shall prepare cut-off billings for all patients admitted to or treated at the Hospital (whether on an inpatient, outpatient or other basis) for which reimbursement is payable either on a per diem or cost- based basis (the "Cost-based Patients"). Reimbursement payments received after the Closing Date from or in respect of such Cost-based Patients, including without limitation, payments in respect of operational and capital cost components ("Cost-based Reimbursement Payments"), will be prorated between Buyer and Seller through the Closing Date with the Seller's portion to be Excluded Assets. This proration will apply to such Cost-based Patients admitted to or treated at the Hospital through 12:01 a.m. on the day after the Closing Date and will be prorated in the following manner:

      Seller Patient Days
      ------------------- X Cost-based Reimbursement Payments = Seller's
      Total Patient Days                                        Cost-based
                                                                Portion

                 For purposes hereof (i) "Seller Patient Days" shall mean the whole number of patient service days from and including the date of admittance to or treatment at the Hospital through and including the Closing Date, and
(ii) "Total Patient Days" shall mean the whole number of patient service days from and including the date of admittance to or treatment at the Hospital through and including the date of discharge or cessation of treatment. Buyer shall pay to Seller, Seller's Cost-based Portion (as above defined) within five business days of receipt of Cost-based Reimbursement Payments.

                 (c) As of the close of business on the Closing Date, Seller shall prepare cut-off billings for all patients admitted to or treated at the Hospital (whether on an inpatient, outpatient or other basis) for which reimbursement is payable on a charge-based or other basis not covered by subsection (b) of this Section 1.9 (the "Charge-based Patients"). Reimbursement payments received after the Closing Date from or in respect of such Charge-based Patients ("Charged-based Reimbursement Payments") will be prorated between Buyer and Seller through the Closing Date with the Seller's portion to be Excluded Assets. This proration will apply to such Charge-based Patients admitted to or treated at the Hospital through 12:01 a.m. on the day after the Closing Date and will be prorated in the following manner:

    Seller Total Charges
    -------------------- X Charged-based Reimbursement Payments = Seller's
        Total Charges                                             Charged-based
                                                                  Portion

                 For purposes hereof (i) "Seller Total Charges" shall mean the total charges for the services provided to such Charge-based Patients at the Hospital by Seller through and including the Closing Date, and (ii) "Total Charges" shall mean the sum of Seller Total Charges plus the total charges for the services provided to such Patients by Buyer after the Closing Date. Buyer shall pay to Seller, Seller's Charged-based Portion (as defined above) within five business days of receipt of Charged-based Reimbursement Payments.

                 (d) If either Buyer or Seller receives any reimbursement or other payment amount in respect of per diem, cost-based, charge-based or any other patients which relate to services rendered by the other party at the Hospital, the party receiving such amount shall immediately remit said full amount to the other party.

                 (e) The PMATF payment made by Seller for the quarter in which the Closing takes place shall be prorated as of the Closing Date and at Closing Buyer shall pay to Seller Buyer's portion of said payment.

                 (f) Any other relevant items, including without limitation (i) lease payments under the leases and payments under any other agreements which are Assumed Contracts and (ii) utilities (including water, sewer, telephone, gas, electricity and cable television service), that are customarily prorated in connection with the purchase and sale of properties similar to the Assets in Daytona Beach, Florida shall be prorated as of the Closing Date, and to the extent not paid on the Closing Date, shall be taken into account (and paid by the appropriate party) in connection with the post-closing adjustment contemplated under Section 1.10 hereof.

                 1.10 Post-Closing Adjustment. Promptly after the Closing, Buyer and Seller shall cooperate in good faith to reach an agreement within 45 days after the Closing Date regarding an adjustment, if any, to the components of the Purchase Price determined pursuant to clauses (ii) and (iii) of Section 1.5(a) hereof in respect of the amount of prepaid expenses and Accrued Vacation Time set forth on Schedules 3 and 4 hereto, respectively. The aggregate amount of such adjustment (the "Post-Closing Adjustment") shall equal the difference between (a) (x) the amount of prepaid expenses of Seller listed on Schedule 3 hereto, minus (y) the amount of Accrued Vacation Time listed on Schedule 4 hereto (the "Estimated Amount") and (b) (x) the actual book value of prepaid expenses of Seller as of the Closing Date, minus (y) the actual amount of accrued employee vacation leave benefits of the Employees as of the Closing Date, as agreed to by Buyer and Seller acting in good faith (the "Actual Amount"). In the event that the Estimated Amount is greater than the Actual Amount, then Seller shall pay to Buyer the Post-Closing Adjustment by bank wire transfer of immediately available funds to a bank account designated by Buyer promptly after the Post-Closing Adjustment is mutually determined as provided above, but in no event later than two business days after such determination. In the event that the Actual Amount is greater than the Estimated Amount, then Buyer shall pay to Seller the Post-Closing Adjustment by bank wire transfer of immediately available funds to a bank account designated by Seller promptly after the Post-Closing Adjustment is mutually determined as provided above, but in no event later than two business days after such determination.

                 1.11 Licensure of Hospital. Buyer acknowledges and agrees that, in order to close in a timely manner, Buyer shall apply to the State of Florida, Agency for Health Care Administration ("Agency"), to seek approval for a license for the Hospital, effective as of the Closing Date, as a specialty psychiatric hospital separate from the acute care hospital owned by Buyer (the "License"). Following the Closing, Buyer contemplates that it will apply to the Agency to seek approval to merge the operations of the Hospital into the existing hospital operations owned by Buyer (the "Merger"). Buyer assumes total responsibility for and all obligations and risks associated with all aspects of the License and the Merger. Without limiting the foregoing, Buyer shall have no recourse against Seller with respect to any matter relating to the License or the Merger including without limitation in the event that the Agency refuses, for any reason, to approve the Merger. It is expressly understood and agreed by Buyer and Seller that the consents, licenses, certificates of need, permits, certificates and any other approvals referred to in Sections 2.9, 2.11, 3.5, 4.1, 4.7, 5.2, 5.6, 6.3, 7.2 and 9.16 hereof or listed on Schedule 7 or 13 hereto do not include and shall under no circumstances be deemed to include any consent, license, certificate of need, permit, certificate or other approval of any kind required to consummate the Merger or otherwise relating to the Merger.

                                   ARTICLE 2.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller hereby represents and warrants to Buyer as of the date hereof as follows:

                 2.1 Organization; Corporate Power and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to do business in each jurisdiction in which the nature of the properties owned or leased or the nature of the business conducted by it requires such qualification, except where failure to be so qualified would not have a material adverse effect on the business, properties or assets of Seller. A copy of Seller's Articles of Incorporation and all amendments thereto as of the date hereof and a copy of Seller's by-laws, as amended to the date hereof, have been delivered to Buyer.

                 2.2 Title to Assets. Except for the Permitted Liens, and subject to obtaining the consents and releases set forth on Schedule 7 hereto, on the Closing Date Seller shall have good and marketable title to the Real Property and good and valid title to all of its personal property included in the Assets, subject to no mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal or to any other encumbrance or charge. All of the real property which is owned by Seller is described in
Schedule 1 hereto and all leases of real property under which Seller is the tenant and which are being assumed by Buyer are described in Schedule 6 hereto.

                 2.3 Contracts. Schedule 2 hereto lists each Assumed Contract and a complete copy of each such written Assumed Contract will be delivered to Buyer prior to the Closing Date. Except as noted in such Schedule, there has been no threatened cancellation thereof (to Seller's knowledge), there are no outstanding disputes thereunder (to Seller's knowledge), Seller has duly performed all of its obligations thereunder (except where the failure to perform would not have a material adverse effect on the business, properties or assets of Seller) and, subject to the receipt of any required consents and releases listed on Schedule 7 hereto, consummation by Seller of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller thereunder.

                 2.4 Defaults. Except as disclosed in Schedule 8 hereto, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement to be consummated by Seller will not:

                          (a)     violate any provision of, or result in the
breach of, or constitute a default under, any law or any order, writ, injunction or decree of any court, arbitration tribunal or Governmental Entity binding on Seller or to which Seller is subject (for purposes hereof, "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, licensing agency or other instrumentality of any government, whether federal, state or local, domestic or foreign); or

                          (b)     constitute a violation of or a default under,
or conflict with, or result in the creation or imposition of any lien upon any of the Assets pursuant to, any term or provision of the Articles of Incorporation or by-laws of Seller or any material contract, indenture, mortgage or agreement to which Seller is a party (subject in each case to obtaining any necessary consents and releases as listed on Schedule 7 hereto).

                 2.5 Court Orders, Decrees and Laws. Except as set forth on Schedule 9 hereto, (a) there is not outstanding nor, to the knowledge of Seller, threatened, any order, writ, injunction or decree of any Governmental Entity against or affecting the Assets; (b) Seller has not received any written notice that it is not in compliance in all material respects with all applicable federal, state and local laws; and (c) Seller has not received any written notice of any investigation or proceeding by a Governmental Entity which is pending or being threatened against the Assets; except in each case for ordinary regulatory reviews and tax inquiries conducted in the regular course.

                 2.6 Litigation. To the knowledge of Seller, except as set forth in Schedule 9 hereto, there is no litigation, arbitration, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller or the Hospital at law or in equity, before any Governmental Entity, except, in any case, where an adverse judgment in respect thereof would not have a material adverse effect on the business, properties or assets of Seller.

                 2.7 Taxes. Except as set forth on Schedule 10 hereto, Seller has withheld from each payment made to employees of Seller the amount of all employment taxes (including, but not limited to, federal, state and local income and employment taxes) required to be withheld therefrom pursuant to applicable law and has set aside all other employee contributions or payments required to be set aside pursuant to applicable law with respect to such wages and has paid or will pay when due the same to, or has deposited or will deposit when due such payment with, the proper tax receiving officers or other appropriate authorities. Seller has timely filed or will file when due all required tax returns to be filed by it and has paid or will pay when due all taxes and assessments due from it for all periods ending on or before the Closing Date.

                 2.8 Authority; Binding Effect. Seller has taken all corporate action required by law or otherwise and by its Articles of Incorporation and by-laws to authorize the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby to be consummated by it. This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be restricted, limited or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and by general principles of equity).

                 2.9      Consents and Approvals.  Except as indicated in
Schedule 7 hereto, no consent, approval or authorization of, or declaration, filing or registration with any Governmental Entity or other person or entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

                 2.10     No Finders or Brokers.  Except as indicated in
Schedule 11 hereto, neither Seller nor any officer or director of Seller has engaged any finder or broker in connection with the transactions contemplated hereunder.

                 2.11 Permits and Licenses. Seller has heretofore made available to Buyer copies of all material permits and licenses held by it regarding the operation of the Hospital as a Class III special psychiatric hospital. Except as set forth on Schedule 12 hereto, the Hospital is qualified for participation in the Medicare program, has a current and valid provider contract with the Medicare program, and is in compliance in all material respects with the conditions of participation in such program. The Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations for the three-year period ending September 16, 1996.

                 2.12 Cost Reports. Seller has heretofore made available to Buyer all Blue Cross, Medicare and all other third-party payor program cost reports relating to the business and operations of the Hospital by Seller since 1989.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer hereby represents and warrants to Seller as of the date hereof as follows:

                 3.1 Organization; Corporate Power and Qualification. Buyer is a special taxing district duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer is duly qualified to do business in each jurisdiction in which the nature of the properties owned or leased or the nature of the business conducted by it requires such qualification, except where failure to be so qualified would not have a material adverse effect on its business, properties or assets. A copy of Buyer's Enabling Act (the "Act") and all amendments thereto as of the date hereof and a copy of Buyer's by-laws, as amended to the date hereof, have been delivered to Seller.

                 3.2 Authority; Binding Effect. Buyer has taken all action required by law or otherwise and by its Act and by-laws to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby to be consummated by Buyer. This Agreement constitutes the valid and binding agreement of Buyer, enforceable in accordance with its terms (except as enforceability may be restricted, limited or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and by general principles of equity).

                 3.3 Defaults. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement to be consummated by it will not (i) violate any provision of, result in a breach of, or constitute a default under, any law or any order, writ, injunction or decree of any Governmental Entity binding on Buyer or to which Buyer is subject; or (ii) constitute a violation of or a default under, or be in conflict with, any term or provision of the Act or by-laws of Buyer or any material contract, indenture, mortgage or other agreement to which Buyer is a party.

                 3.4 No Finders or Brokers. Neither Buyer nor any officer or director of Buyer has engaged any finder or broker in connection with the transactions contemplated hereunder.

                 3.5 Consents and Approvals. Except for the approval of the License and except as otherwise indicated in Schedule 13, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other person or entity is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

                 3.6 Access to Information; Investigation. Buyer and its affiliates are engaged in the business of managing and operating health care facilities and are experienced in the risks associated with the operation of health care facilities such as the Hospital. Buyer has not relied on any representation or warranty (express or implied, written or oral) except as expressly set forth herein and, to the knowledge of the senior management of Buyer (including Ronald Rees, Chief Executive Officer, Edward J. Heverin, Chief Financial Officer, David Davidson, Esq., General Counsel, Carolyn Gladding, Administrator of Nursing and Phil Satey, Adminstrator of Human Resources), none of the representations or warranties of Seller herein is inaccurate or false in any material respect.


                                   ARTICLE 4.

                               COVENANTS OF BUYER

                 Buyer hereby covenants and agrees with Seller as follows:

                 4.1 Best Efforts to Secure Consents. Buyer shall take all necessary corporate and other action required to consummate the transactions contemplated by this Agreement to be consummated by it, and shall use its best efforts to secure before the Closing all necessary consents and approvals required to satisfy the conditions precedent to the obligations of Seller and Buyer specified herein.

                 4.2 Confidentiality. (a) Buyer shall hold in strict confidence all non-public documents, materials and other information (collectively, the "Confidential Information") made available to it or received by it from Seller, Ramsay Health Care, Inc., a Delaware corporation ("Parent"), or any other party in connection with the transactions contemplated herein, whether received before or after the date hereof, including, without limitation, all Confidential Information made available to or received by Buyer under Sections 5.1, 5.5 and 5.7 hereof; provided, however, that any of such Confidential Information may be disclosed to commissioners, officers, employees, counsel, agents and representatives of Buyer who need to know such

Confidential Information for the purpose of evaluating and consummating the transactions contemplated herein (it being understood that such commissioners, officers, employees, agents and representatives shall be informed by Buyer of the confidential nature of such Confidential Information, shall be directed by Buyer to treat such Confidential Information confidentially and that Buyer shall be responsible for any disclosure made by any such person in violation of this Section 4.2);

                 (b) Such Confidential Information including all documents, materials and agreements relating thereto and not otherwise known to the public are confidential and proprietary and are not to be disclosed to third persons without the prior written consent of Parent, except: (i) to the extent necessary to comply with law or the valid order or requirement of a governmental agency or court of competent jurisdiction or otherwise in connection with any court action or administrative proceeding, provided, however, that Buyer shall make all reasonable efforts to seek confidential treatment of said Confidential Information; (ii) as part of Buyer's normal reporting or review procedure to its auditors and its attorneys; or (iii) in order to enforce or exercise its rights and perform its obligations in connection with the transactions contemplated herein; and

                 (c) Except as otherwise required by law (as reasonably determined by Buyer) Buyer shall not make any announcement of the transactions contemplated herein to the employees of Buyer, Seller or Parent (other than key management of Buyer and other persons whose knowledge thereof is required in connection herewith), news or wire services or otherwise except with the consent and approval of Parent.

                 4.3 Employees. As of the Closing Date, Buyer shall offer employment to all those persons employed by Seller as of the Closing Date, each of whom (as of the date hereof) is listed on Schedule 14 hereto, except for the current chief executive officer and controller of the Hospital and certain physician employees as designated below (all such employees other than such chief executive officer, controller and the Physicians (as defined below), the "Employees"). Subject to the terms of this Section 4.3, Buyer agrees to submit to Seller within five (5) business days after the date hereof (but in no event later than the date which is twenty (20) days prior to the Closing Date) a list of the Hospital's employees who are physicians and any other physicians under written contract with the Hospital, in each case who can not be credentialed at the Buyer's hospital or will not be employed by Buyer following the Closing (the "Physicians"). As of the Closing Date, Seller shall terminate all Employees of

Seller at the Hospital, and Buyer agrees that on and as of the Closing Date, Buyer shall offer employment to all of the Employees and any additional persons hired at the Hospital in the ordinary course of business after the date hereof (the "Retained Employees") and shall retain for a period of ninety (90) days following the Closing Date such number of the Retained Employees as shall be necessary to avoid any potential liability by any party for a violation of the Workers Adjustment Retraining and Notification Act (the "Warn Act") including any violation attendant to a failure to notify such Employees of a "mass layoff" or "plant closing" as defined in the Warn Act. As of the Closing Date, Buyer agrees, in accordance with Section 9.8 hereof, to indemnify and hold Seller and Parent harmless from and against any Loss (as defined in Section 9.8(c) below) asserted against or suffered by Seller or Parent under the Warn Act arising out of or resulting from the failure to comply with the provisions of the Warn Act as of or after the Closing Date or Buyer's failure to comply with the provisions of this Section 4.3. Nothing herein shall be deemed either to affect or to limit in any way the management prerogatives of Buyer with respect to Retained Employees, or to create or to grant to the Employees any third party beneficiary rights or claims or causes of action of any kind or nature. To the extent not inconsistent with law, the Retained Employees shall be afforded employee benefits at least comparable to benefits provided to the other employees of Buyer having comparable responsibility. Nothing herein shall prevent Buyer from terminating any Retained Employee for cause as determined by Buyer in its sole discretion. Buyer agrees to credit to each Retained Employee an amount of sick leave time equal to the actual amount of accrued sick leave time for such Retained Employee existing on the Closing Date in accordance with Buyer's existing sick leave policy. Seller shall either pay Buyer $12,500 on the Closing Date or credit Buyer $12,500 against the Purchase Price in respect of such sick leave credit.

                 4.4 Other Agreements. Buyer will not enter into any agreement which prohibits or prevents Buyer from complying with the terms of this Agreement.

                 4.5 Access. After the Closing, Buyer will during normal business hours and on reasonable notice provide Seller (and its representatives including counsel, independent auditors and governmental agencies) with access to all information, files, documents and records in Buyer's possession or under Buyer's control relating to the Hospital, the Employees or any of the Assets which Seller reasonably requires with respect to, and will cooperate with Seller at Seller's expense with regard to, any reasonable business purpose, including, without limitation, the preparation, filing, handling and appeal of any tax returns or other reports for periods ending on or prior to the Closing Date and the Seller Cost Reports and any amendments thereto, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. In addition, during the period from the Closing Date through the date which is three months thereafter (the "Period"), the Buyer will provide Seller with office space in the administrative area of the Hospital with access to a Meditech computer terminal line to be occupied by a designee of Seller for his continued use during the Period.

                 4.6 Preservation and Access to Records After the Closing. After the Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve all medical records and other records of the Hospital existing as of the Closing and which constitute a part of the Assets delivered to Buyer at Closing. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records delivered to Buyer at Closing at the Hospital after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(l) of the Social Security Act (42 U.S.C. Section 1395(v)(1)(l)) and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after the Closing. In addition to Buyer's obligations under Section 4.5 above, upon reasonable notice, during normal business hours, Buyer will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of (at the sole cost and expense of Seller), the patient medical records transferred to Buyer at the Closing. Upon reasonable notice and during normal business hours, Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing for reasonable business purposes relating to such patient medical and other records. In addition, Seller shall be entitled, at Seller's sole risk, to remove from the Hospital any such patient medical records, but only for purposes of pending litigation involving a patient to whom such records refer, as attested to in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient medical records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller. Any access to the Hospital, its records or Buyer's personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the normal business operations of Buyer.

                 4.7 Licenses. Promptly after the execution hereof, Buyer shall use its best efforts to secure before the Closing the License and all other material licenses, certificates of need, permits, certificates and other approvals required to own, lease or operate the Hospital as presently operated in accordance with applicable law, whether by transfer of existing licenses, certificates of need, permits, certificates or other approvals held by Seller (to the extent legally transferrable) or otherwise. Buyer understands and agrees that obtaining the License and all other licenses and other approvals set forth on Schedule 13 are Buyer's (and not Seller's) responsibility and obligation.


                                   ARTICLE 5.

                              COVENANTS OF SELLER

                 Seller hereby covenants and agrees with Buyer as follows:

                 5.1 Access and Information. Prior to the Closing Date, Seller shall give to representatives of Buyer reasonable access during normal business hours to the Hospital and to Seller's records as they relate to the Assets and the Assumed Liabilities, and will make available copies of all such documents and information with respect to the Assets and the Assumed Liabilities as representatives of Buyer may from time to time reasonably request, all at Buyer's expense (including any such review or other due diligence activities of Buyer prior to the execution hereof) and in such a manner as not unduly to disrupt Seller's normal business activities. All requests for such access or consultation with employees shall be made through an officer of Parent designated by Parent.

                 5.2 Best Efforts to Secure Consents. Seller shall take all necessary corporate and other action required to consummate the transactions contemplated by this Agreement to be consummated by it, and shall use its best efforts to secure before the Closing all necessary consents and approvals required to satisfy all conditions precedent to the obligations of Seller specified herein.

                 5.3 Confidentiality. (a) Seller shall hold in strict confidence all Confidential Information received from either Buyer or any other party in connection with the transactions contemplated herein, whether received before or after the date hereof; provided, however, that any of such Confidential Information may be disclosed to directors, officers, employees, counsel, agents and representatives of Seller or Parent who need to know such Confidential Information for the purpose of evaluating and consummating the transactions contemplated herein (it being understood that such directors, officers, employees, agents and representatives shall be informed by Seller or Parent of the confidential nature of such Confidential Information and shall be directed by Seller or Parent to treat such Confidential Information confidentially and that Seller and Parent shall be responsible for any disclosure made by any such person in violation of this Section 5.3);

                 (b) Such Confidential Information including all documents, materials and agreements relating thereto and not otherwise known to the public are confidential and proprietary and are not to be disclosed to third persons without the prior written consent of Buyer, except: (i) to the extent necessary to comply with law or the valid order or requirement of a governmental agency or court of competent jurisdiction or otherwise in connection with any court action or administrative proceeding, provided, however, that Seller and Parent shall make all reasonable efforts to seek confidential treatment of said Confidential Information; (ii) as part of Seller's or Parent's normal reporting or review procedure to its auditors and its attorneys; or (iii) in order to enforce or exercise Seller's or Parent's rights and perform Seller's obligations in connection with the transactions contemplated herein; and

                 (c) Except as otherwise required by law (as reasonably determined by Seller or Parent) Seller and Parent shall not make any announcement of the transactions contemplated herein to the employees of Buyer, Seller or Parent (other than key management and other persons whose knowledge thereof is required in connection herewith), news or wire services or otherwise except with the consent and prior approval of Buyer.

                 5.4 Operation of Seller's Business. From the date hereof until the Closing Date, (a) Seller shall operate the Hospital in the ordinary course of business consistent with past practice and shall notify Buyer of any material adverse change in the Assets or in the business of the Hospital and
(b) Seller shall not consume or otherwise dispose of any individual Asset having a fair market value of more than $5,000 without the express written consent of Buyer.

                 5.5 Access to Incident Reports. After the Closing, Seller will during normal business hours and on reasonable notice provide Buyer (and its representatives including counsel, independent auditors and governmental agencies) with access to all incident reports in Seller's possession or under Seller's control relating to the Hospital or any of the Assets which Buyer reasonably requires with respect to any reasonable business purpose.

                 5.6 Licenses. Promptly after the execution hereof, Seller shall use its best efforts to assist Buyer if and as requested by Buyer in securing before the Closing the License and all other material licenses, certificates of need, permits, certificates and other approvals required to own, lease or operate the Hospital as presently operated in accordance with all applicable law, whether by transfer of existing licenses, certificates of need, permits, certificates or other approvals held by Seller (to the extent legally transferable) or otherwise (it being understood and agreed that securing the License and all other licenses and other approvals referred to above is the obligation and responsibility of Buyer).

                 5.7 Prior Year Financial Reports and Cost Reports. (a) After the Closing, Seller shall prepare and deliver to Buyer, and Buyer shall submit to the Agency those Prior Year Reports required by Rule 59E-5.202, Florida Administrative Code (the "Prior Year Reports"). The Prior Year Reports shall be for the period from the beginning of Seller's current fiscal year through and including the date immediately preceding the Closing Date. The Prior Year Reports shall be delivered to Buyer in time to allow Buyer to submit them to the Agency in a timely manner and upon receipt Buyer hereby agrees to forthwith submit them (without addition or other alteration) to the Agency. Seller shall not be responsible for the preparation or filing of any other financial or other reports to the Agency. Buyer acknowledges that it has had the opportunity to review Seller's financial records and is satisfied that Seller is unlikely to be subject to any penalties pursuant to Section 408.08, Florida Statutes.

                 (b) After Closing, Seller shall, within the time period required by applicable law, prepare and file the Medicare terminating Seller Cost Reports due as a result of the transactions contemplated hereby, and Seller shall thereafter promptly forward a copy of such terminating Seller Cost Reports to Buyer.

                 5.8 Insurance. (a) From the Closing Date until the third anniversary of the Closing Date, Seller shall, at its sole cost and expense, maintain per annum professional liability insurance, or obtain extended reporting period insurance, for malpractice claims against the Seller relating to occurrences on or prior to the Closing Date at the Hospital, in the amount of $1,000,000 per claim, $3,000,000 in the aggregate, and excess liability (umbrella) insurance in the amount of $5,000,000 per claim and $5,000,000 in the aggregate.

                 (b) The insurance policy required to be maintained by Seller as provided in Section 5.8(a) above shall be written by

Seller's present insurance carrier (or any successor or replacement thereof). Seller shall at Closing, and thereafter within ten (10) days after written request from Buyer, deliver to Buyer certificates of insurance evidencing compliance with this Section 5.8.


                                   ARTICLE 6.

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

                 All obligations of Seller which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing, of each of the following conditions (unless waived by Seller at any time at or prior to the Closing):

                 6.1 Representations and Warranties True. All of the representations and warranties made by Buyer contained in Article 3 of this Agreement shall be true in all material respects as of the Closing Date; Buyer shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Seller shall have been furnished with a certificate of the Chief Executive Officer or the Chief Financial Officer of Buyer, dated the Closing Date, in their corporate capacities, certifying to the foregoing.

                 6.2 Opinion of Buyer's Counsel. Seller shall have been furnished with an opinion dated the Closing Date of David J. Davidson, Esq., counsel to Buyer, in form and substance reasonably satisfactory to Seller, to the effect set forth as Exhibit 6.2 attached hereto. In addition, Seller shall have been furnished with an opinion dated the Closing Date of Ausley, McMullen, McGehee, Carothers & Proctor, special counsel to Seller, in form and substance reasonably satisfactory to Seller, covering the matters set forth in Exhibit 6.2A.

                 6.3 Regulatory Approvals and Other Consents. The consummation of the transactions contemplated by this Agreement shall have been approved by and consented to by the Governmental Entities and other persons and entities set forth on Schedule 7.

                 6.4 No Obstructive Proceeding. No action or proceedings shall have been instituted, and no order, decree or judgment of any Governmental Entity shall be subsisting, which seeks to, or would, prevent the consummation of, or render it unlawful as of the Closing to effect, the transactions contemplated hereby in accordance with the terms hereof, or seeks damages in a material amount by reason of the transactions contemplated hereby. No legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Entity which has not been subsequently withdrawn.

                 6.5 Delivery of Certified Documents. At the Closing, Buyer shall deliver to Seller copies of the Act of Buyer certified (not more than 30 days prior to the Closing Date) by its Secretary and copies of Buyer's by-laws and resolutions of the Board of Commissioners of Buyer, approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case certified by its Secretary or Assistant Secretary.

                 6.6 Proceedings and Documents Satisfactory. All corporate proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to Seller at Closing pursuant to this Agreement shall be satisfactory in form and substance to Seller and its counsel acting reasonably and in good faith.


                                   ARTICLE 7.

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

                 All obligations of Buyer which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived by Buyer at any time at or prior to the Closing):

                 7.1 Representations and Warranties True. All of the representations and warranties of Seller contained in Article 2 of this Agreement shall be true in all material respects as of the Closing Date; Seller shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Buyer shall be furnished with a certificate of the President or any Vice President of Seller, dated the Closing Date, in his corporate capacity, certifying to the foregoing.

                 7.2 Regulatory Approvals and Other Consents. Buyer shall have been notified by the Agency that it will receive the License effective as of the Closing Date and the consummation of the transactions contemplated by this Agreement shall have otherwise been approved by and consented to by the Governmental Entities and other persons and entities set forth on Schedule 13 hereto.

                 7.3 No Obstructive Proceeding. No action or proceedings shall have been instituted, and no order, decree or judgment of any Governmental Entity shall be subsisting, which seeks to, or would, prevent the consummation of, or render it unlawful as of the Closing to effect, the transactions contemplated hereby in accordance with the terms hereof, or seeks damages in a material amount by reason of the transactions contemplated hereby. No legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Entity which has not been subsequently withdrawn.

                 7.4 Opinion of Seller's Counsel. Seller shall have delivered to Buyer at the Closing an opinion of Haythe & Curley, special counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, covering the matters set forth as Exhibit 7.4 attached hereto. As to all matters of Florida law, Haythe & Curley may assume that the laws of Florida are the same as the laws of New York or may rely on an opinion of Florida counsel, provided that such opinion expressly permits such reliance.

                 7.5 Proceedings and Documents Satisfactory. All corporate proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to Buyer at Closing pursuant to this Agreement shall be satisfactory in form and substance to Buyer and its counsel acting reasonably and in good faith.

                 7.6 Delivery of Certified Documents. At the Closing, Seller shall deliver to Buyer copies of its charter certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities and copies of its by-laws and resolutions of the Board of Directors of Seller, approving and authorizing the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby by Seller, in each case certified by its Secretary or Assistant Secretary.

                 7.7 Title to Real Property. Buyer shall have received, at Buyer's sole cost and expense, from a title insurance company licensed to do business in Florida, a written commitment to issue a title insurance policy (the "Title Policy"), naming Buyer as the insured and insuring that as of the Closing Date Buyer is vested with fee title to the Real Property, subject only to the Permitted Liens and standard preprinted exceptions. Consistent with the foregoing, Buyer shall notify Seller in writing within fifteen (15) days of the date hereof of any material objections to title which are not otherwise permitted pursuant to the terms of this Agreement. Buyer shall be deemed to have waived its right to object to any such title matters and the contingencies to Closing set forth in this Section 7.7 shall be deemed satisfied if Buyer shall fail to timely notify Seller as aforesaid. In the event that at Closing Seller's title to the Real Property shall be subject to exceptions other than those permitted by this Agreement and as to which Buyer shall have timely notified Seller pursuant to the preceding sentence, Seller shall have the option, in its sole discretion, to either (x) take no action with respect to such exceptions, in which event Buyer shall have the right to either terminate this Agreement in accordance with Section 8.1 hereof or to close this transaction without any abatement or other reduction in the Purchase Price, (y) take such action as Seller shall deem to be reasonably necessary to transfer title to the Real Property subject only to the exceptions provided for in this Agreement, in which event Seller shall be entitled to a reasonable adjournment of the date of Closing to eliminate such exceptions, but if Seller shall be unsuccessful in eliminating such exceptions as of such adjourned date and if Buyer is not willing to close, this Agreement shall automatically be terminated, or (z) abate the Purchase Price in the amount reasonably required by the title company to eliminate the exceptions not provided for in this Agreement. No action taken by Seller to cure or remove any purported title exception shall be an admission that such purported title exception is not among the title exceptions subject to which Buyer has agreed to accept title.


                                   ARTICLE 8.

                                  TERMINATION

                 8.1 Optional Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (i) by the mutual written consent of Buyer and Seller, (ii) by any party by notice in writing to the other party if there is a material breach by the other party of a material representation, warranty, covenant or agreement herein not promptly cured following written notice thereof to such other party (it being understood and agreed that upon any such termination, the sole remedy for any such material breach shall be termination of this Agreement as provided in and subject to the terms of this Article 8), (iii) by Buyer as expressly provided in Section 7.7(x) hereof, or automatically as provided in
Section 7.7(y) hereof, (iv) by either Buyer or Seller by notice in writing to the other party if, prior to Closing, all or substantially all of the Assets or the improvements on the Real Property are destroyed or materially damaged, or if condemnation proceedings are commenced against the Assets or the improvements on the Real Property (it being agreed that under no circumstances shall Seller have any obligation to repair or restore any Assets or improvements upon any such occurrence) or (v) by Seller by notice in writing to Buyer if the Closing has not occurred on or before February 28, 1994.

                 8.2 Mandatory Termination. If the Closing has not occurred on or before April 15, 1994, this Agreement shall automatically terminate and no longer be of any force or effect, unless extended by the written agreement of the parties hereto.

                 8.3 Termination. In the event this Agreement is terminated as provided in this Article 8 or in Section 7.7 above, (i) Buyer shall deliver to Seller all Confidential Information (and copies thereof in its or its counsels', agents' or representatives' possession) concerning Seller, its business or the Assets previously delivered or made available to Buyer or its counsel, agents or representatives; and (ii) none of the parties nor any of their respective shareholders, directors, officers, agents or representatives shall have any liability to the other party for costs, expenses, loss of anticipated profit, consequential damages, or otherwise, except for any deliberate and material breach of any of the provisions of this Agreement, provided that the provisions of Sections 4.2, 5.3 and 9.1 hereof shall survive any such termination.


                                   ARTICLE 9.

                                 MISCELLANEOUS

                 9.1 Expenses. All expenses of the preparation of this Agreement and of the transactions contemplated hereby, including, without limitation, counsel fees, accounting fees, investment adviser's fees and disbursements and taxes (except as set forth herein) shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated, and, without limiting the generality of the foregoing, all environmental audit costs and expenses, all engineering studies, costs and expenses, the costs of title insurance covering the Real Property, the cost of obtaining any survey of the Real Property, and all fees and expenses associated with any other due diligence activities conducted by or on behalf of the Buyer shall be borne by the Buyer; provided, however, that Buyer and Seller shall each pay one-half of any sales, transfer or other taxes (other than income taxes, Property Taxes, PMATF payments and HCCCTF payments) payable in connection with or arising out of the transactions contemplated hereby regardless of which party has the legal obligation for such taxes under state law or whether such party would be exempt from such taxes under state law.

Expenses related to Property Taxes shall be allocated as set forth in Section 1.9(a) and expenses related to PMATF payments and HCCCTF payments shall be subject to Section 1.3 hereof and the PMATF payment made by Seller for the quarter in which the Closing takes place shall be allocated as set forth in
Section 1.9(e) hereof.

                 9.2 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy or three business days after mailed by certified mail, postage prepaid, return receipt requested:

         To Seller:              c/o Ramsay Health Care, Inc.
                                 One Poydras Plaza
                                 639 Loyola Avenue, Suite 1400
                                 New Orleans, Louisiana 70113
                                 Attention: Gregory H. Browne
                                 Telecopy: (504) 585-0500

         With a copy to:         Haythe & Curley
                                 237 Park Avenue
                                 New York, New York 10017
                                 Attention: Bradley P. Cost, Esq.
                                 Telecopy:  (212) 682-0200

         To Buyer:               Halifax Medical Center
                                 303 North Clyde Morris Boulevard
                                 Daytona Beach, Florida 32115
                                 Attention: David J. Davidson, Esq.
                                 Telecopy:  (904) 254-4371

         With a copy to:         Halifax Medical Center
                                 303 North Clyde Morris Boulevard
                                 Daytona Beach, Florida 32115
                                 Attention: Edward J. Heverin
                                 Telecopy:  (904) 254-4364

or to such other address as any of the parties may designate by notice to the others in accordance with this Section 9.2.

                 9.3 Entire Agreement. This Agreement and the Schedules, Exhibits and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties, including without limitation the Letter of Intent dated December 9, 1993 between Parent and Buyer, and there are no representations, warranties or other agreements (express or implied) between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

                 9.4 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Florida without regard to the conflict of laws principles of such State.

                 9.5 Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

                 9.6 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

                 9.7 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ASSETS WILL BE SOLD BY SELLER AND PURCHASED BY BUYER IN THEIR PHYSICAL AND OTHER CONDITION ON THE CLOSING DATE, "AS IS WHERE IS," WITH NO REPRESENTATION OR WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE REAL PROPERTY, AND WITH NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PHYSICAL AND OTHER CONDITION OF THE ASSETS, ANY AND ALL OF WHICH REPRESENTATIONS OR WARRANTIES (BOTH EXPRESS AND IMPLIED) THE SELLER HEREBY EXPRESSLY DISCLAIMS.

                 9.8      Indemnification.

                 (a) Indemnification of Buyer. Seller will indemnify and hold harmless Buyer and its employees, officers, directors, agents, representatives, successors and assigns (collectively, "Buyer Indemnified Parties") from and after the Closing Date, from and against any Loss (as defined in Section 9.8(c) hereof) arising out of or resulting from (i) any inaccuracy or inaccuracies in, or any breach of, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, (ii) all third party claims and litigations against Buyer or any other Buyer Indemnified Party (including, without limitation, those which involve allegations of medical malpractice) arising out of incidents or other matters which occurred prior to the Closing Date (other than with respect to any Assumed Liabilities and other than with respect to the matters disclosed as items 1 and 2 of Schedule 9 hereto) in connection with the operation or ownership of the Hospital or relating to any of the Assets, and (iii) any Excluded Liability;

provided, however, that notwithstanding the foregoing, with respect to any Loss arising pursuant to Section 408.08, Florida Statutes, as a result of the operation of the Hospital by Seller prior to the Closing, Seller will only indemnify and hold Buyer or any other Buyer Indemnified Party harmless for any cash fines imposed pursuant to such Section 408.08, Florida Statutes (it being understood that any other penalties, including without limitation any budget reductions imposed pursuant to such Section 408.08, shall be borne solely by Buyer with no indemnification from or other liability of Seller).

                 (b) Indemnification of Seller and Parent. Buyer will indemnify and hold harmless Seller and Parent and each of their respective employees, officers, directors, shareholders, agents, representatives, successors and assigns (collectively, "Seller Indemnified Parties") from and after the Closing Date, from and against any Loss arising out of or resulting from (i) any inaccuracy or inaccuracies in, or any breach of, any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, (ii) all third party claims and litigations against Seller, Parent or any other Seller Indemnified Party (including, without limitation, those which involve allegations of medical malpractice) arising out of incidents or other matters occurring or existing on or after the Closing Date (other than with respect to any Excluded Liability) in connection with the operation or ownership of the Hospital or relating to any of the Assets, (iii) any Assumed Liability and (iv) workers compensation claims existing on or arising after the Closing Date (notwithstanding that, in any such case, the date of injury, initial medical treatment or other occurrence may have occurred or existed prior to Closing).

                 (c) Definition. As used herein, "Loss" or "Losses" shall mean any damage, liability or loss (including reasonable attorneys' fees and other costs and expenses incident to, and amounts paid by the indemnified party in settlement of (in accordance with the terms and conditions hereof), any claim, suit, action or proceeding) sustained, incurred or paid or required to be paid by the indemnified party, less (i) any payments by insurance companies received by the indemnified party less any premiums paid in the year in which such claims are made with respect to such insurance and (ii) any tax savings realized by the indemnified party, in each case directly resulting from such claim, suit, action or proceeding.

                 (d)      Limits on Indemnification.

                      (i) Notwithstanding anything in this Section 9.8 to the contrary, no party shall be entitled to indemnification pursuant to Section 9.8(a)(i) or 9.8(b)(i) unless and until the aggregate amount of Losses to which the indemnity relates sustained by such party exceeds $200,000, and then only for the amount by which such Losses exceed $200,000.

                      (ii) The representations and warranties contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing Date, provided that if written notice is properly given under this
Section 9.8 with respect to any alleged breach of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved.

                    (iii) Seller's aggregate liability with respect to matters described in Section 9.8(a)(i) shall be limited to the Base Purchase Price. Buyer's aggregate liability with respect to matters described in
Section 9.8(b)(i) shall be limited to the Base Purchase Price.

                 (e) Notice of Claim. In the event that any party hereunder (the "Indemnitee") shall receive any notice of claim or proceeding against said party that, if successful, might result in a claim under this
Section 9.8 by the Indemnitee, or shall otherwise make a claim under this
Section 9.8, the Indemnitee shall give the party upon whom a claim could be made under this Section 9.8 (the "Indemnitor") written notice of Loss together with a statement setting forth in reasonable detail the facts giving rise to such Loss. The Indemnitor shall have the right to contest and defend any action brought against the Indemnitee based thereon, and shall have the right to contest and defend any such action in the name of the Indemnitee at the Indemnitor's own expense, all with counsel reasonably acceptable to the Indemnitee; provided that the Indemnitor shall not settle or compromise any action, claim or litigation without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If the Indemnitor shall fail to notify the Indemnitee of the assumption of the defense of any such action within ten business days of the giving of such notice by the Indemnitee, then the Indemnitee shall have the right to take any such action as it deems reasonable and appropriate to defend, contest, settle or compromise any such action or assessment and claim indemnification as provided herein; provided that the Indemnitee shall not settle or compromise any action, claim or litigation without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor does defend any action for which indemnification is claimed, the Indemnitee shall be entitled to participate at its own expense in the defense of such action. Failure of the Indemnitee to notify the Indemnitor of any claim for which it is entitled to indemnity hereunder shall not impair, limit or affect the indemnification provided herein except to the extent that the ability of the Indemnitor to contest, defend or dispute such claim has been materially and adversely affected, subject in all cases to subsection (d) of this Section 9.8.

                 9.9 Schedules and Exhibits. All Schedules and Exhibits to this Agreement are integral parts of this Agreement as if fully set forth herein. Any item disclosed hereunder shall be deemed disclosed for all purposes hereof irrespective of the specific representation to which it is explicitly referenced. The parties hereby agree that the Schedules hereto may be updated and revised by Seller upon written notice to Buyer on or prior to the Closing Date to the extent necessary to update the information contained therein or otherwise reflect new information which Seller becomes aware of after the date hereof.

                 9.10 Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and permitted assigns and not for the benefit of any other person. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto.

                 9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

                 9.12 Definition of "Best Efforts". For purposes of this Agreement, the term "best efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of best efforts, but shall not include any obligation (i) to make any payment, incur any costs, commit available resources, or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (ii) to initiate any lawsuit to achieve the required objective, or
(iii) to take any action which is unlawful.

                 9.13 Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion that may, for any reason, hereafter be declared invalid.

                 9.14 Interpretation. No provisions of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision.

                 9.15 Non-Competition. (a) Until the second anniversary of the Closing Date, Seller shall not operate or own (other than an investment of not more than 5% of the stock or equity of any corporation the capital stock of which is publicly traded) (i) a mental health hospital which is in competition with the Hospital and located within Volusia County, Flagler County, Putnam County, Lake County, Seminole County or Brevard County, in each case in the State of Florida or (ii) a mental health clinic which is in competition with the Hospital and located within Volusia County in the State of Florida, except in any case with respect to any clinic currently or hereafter owned or operated by any entity in which Seller or any affiliate thereof has a direct or indirect ownership interest on the Closing Date.

                 (b) In the event of a breach or threatened breach by Seller of paragraph (a) of this Section 9.15, Seller hereby consents and agrees that Buyer shall be entitled to an injunction or similar equitable relief restraining Seller from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Seller under such paragraph without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

                 9.16 Consents. To the extent that any consent relating to an Assumed Contract and listed on Schedule 7 hereto is not obtained on or before the Closing Date, and the Closing occurs, the parties will use their respective best efforts to obtain such consent as soon as reasonably practicable following the Closing

Date. In the event that any or all of such consents on Schedule 7 are not obtained or are rejected within 100 days after the Closing Date, then the applicable contracts to which such consents relate shall be automatically deleted from Schedule 2 hereto and no longer be deemed Assumed Contracts for purposes of this Agreement; provided, however, that during such period beginning on the Closing Date and ending 100 days after the Closing Date (or ending on such earlier date with respect to any such contract the consent to which is rejected), such contracts shall in all respects be deemed Assumed Contracts for purposes of this Agreement and Buyer shall abide by the terms and conditions of each such contract as if it were an Assumed Contract.

                            *          *          *

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                   ATLANTIC TREATMENT CENTER, INC.



                                   By______________________________
                                     Name:
                                     Title:



                                   HALIFAX HOSPITAL MEDICAL CENTER


                                   By______________________________
                                     Name:
                                     Title: